April 3, 1996



Mr. Barry J. Ryan
9530 Cutlers Trace
Dayton, OH  45458


Dear Barry:

I am pleased to offer you the position of President of ERO Industries, Inc. The position reports to the President and CEO of ERO, Inc. and is responsible for managing all aspects of our ERO Industries business. Your base salary will be $200,000 per year and you will be entitled to participate in our 1996 Bonus Plan for the full year of 1996. Your initial Bonus Base will be $90,000, and our 1996 Bonus Plan provides for a range of 0% to 200% of the Bonus Base depending upon ERO's operating income, before taxes and interest. You will receive a minimum bonus of $16,000 each year for your first three years of employment.

ERO will provide a one-time relocation allowance of $30,000 to facilitate your family's relocation to the Chicago area and will pay for temporary housing for a reasonable period of time. All reasonable relocation costs, including real estate commissions on the sale of your present residence, moving your personal property and closing costs on both the sale and purchase of a home would be reimbursed by ERO, as well as a 'gross-up' to make you whole on any taxes payable as a result of your receiving relocation expense reimbursement.

You will also be entitled to participate in the senior management benefits during your employment, including a company provided automobile. Except for misconduct, you would be entitled to twelve months of base salary severance should you be terminated at any time during the first three years of your employment.

The compensation committee of the Board of Directors has agreed to offer you options on 125,000 shares of ERO stock at an exercise price equal to the closing price on your first date of employment. At this level of options, we would expect you to accumulate 10,000 shares through open market purchases by the end of 1996. Since these options exceed the amount that we currently have available, we have proposed an increase in authorized options to our shareholders through the proxy which will be voted upon at our April Annual Meeting. Your options would vest over five years, and be subject to all the terms and conditions in our 1992 key employee stock option plan.

Mr. Barry J. Ryan
April 3, 1996
Page 2


I am very pleased that you have decided to join us on May 1st, and we all look forward to working with you. If there is anything that you need in the meantime, please feel free to call Ted or me.


					Sincerely,

                                        /s/D. Richard Ryan, Jr.






Accepted:/s/Barry J. Ryan
         Barry J. Ryan


Date:	______________________________





cc:	Daniel O'Hara/Lynch Miller Moore Partners, Inc.

DRR/jka